Exhibit 10.1

FIRST AMENDMENT

     FIRST AMENDMENT, dated as of May 21, 2007 (this “First Amendment”), to the Employment Agreement, dated as of November 8, 2004 (the “Agreement”), between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the “Company”), and PATRICK L. DONNELLY (the “Executive”).

WITNESSETH:

      WHEREAS, the Company and the Executive previously entered into the Agreement, which agreement by its terms expired on April 30, 2007; and

     WHEREAS, since that date, the Executive’s employment with the Company has continued on the same terms and conditions as set forth in the Agreement, and the Company and the Executive jointly desire to enter into this First Amendment to extend the terms of the Agreement and to amend certain provisions of the Agreement in the manner provided for in this First Amendment;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises contained herein, the Company and the Executive hereby agree as follows:

      1. Amendment of Section 3 (Term) of the Agreement. Section 3 of the Agreement is hereby amended by deleting “April 30, 2007” and substituting in lieu thereof “April 30, 2010.”

      2. Amendment of Section 4 (Compensation) of the Agreement. Section 4(a) of the Agreement is hereby amended by deleting the figure “$358,000” and substituting in lieu thereof “$500,000,” effective as of June 1, 2007.

      3. Amendment of Section 6 (Termination) of the Agreement. A new Section 6(g) is hereby added to the Agreement to read as follows: “Notwithstanding anything herein to the contrary, if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code). The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 6(g); provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto.”

      4. No Other Amendments. Except as expressly amended, modified and supplemented by this First Amendment, the provisions of the Agreement are extended, and shall continue in full force and effect.

      5. Governing Law. This First Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

      6. Counterparts. This First Amendment may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

      7. Entire Agreement. This First Amendment represents the entire agreement of the Company and the Executive with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the parties hereto relative to the subject matter hereof not expressly set forth or referred to herein.

      IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SIRIUS SATELLITE RADIO INC.

By:	/s/ John H. Schultz
John H. Schultz
Senior Vice President,
Human Resources

Accepted and Agreed:

/s/ Patrick L. Donnelly
PATRICK L. DONNELLY